CHOLESTECH LOGO
November 14, 1996



Andrea J. Tiller

Dear Andrea:

I know I speak for our Board of Directors, as well as the entire team, in extending our invitation to join Cholestech on December 2, 1996, as our Vice President of Finance and Chief Financial Officer. I would like to formalize our discussions about cash compensation, benefits, and equity opportunity, as follows:

CASH COMPENSATION

     o Salary of $125,000 base per annum to be reviewed each February beginning 1998.
     o You will participate in the Management Incentive Program when it is established.
     o You will be given an six-month severance package, effective 90 days after your start date.

BENEFITS

Participation in Cholestech Associates' benefits package which includes:


     o   Medical and dental plan
     o   Life insurance at one time your annual salary
     o   Long-term disability
     o   Sixteen (16) days of Personal Time Off (PTO) the first year.
     o   Ten (10) paid holidays per year.
     o   Participation in Cholestech's 401(k) Retirement Savings Plan

Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

EQUITY

     Incentive Stock Options for 60,000 shares of common stock to be granted at the next meeting of our Board of Directors. The stock price will be the closing price on the NASDAQ as of that date. After one year of employment you will be eligible to exercise 25% of your incentive stock option shares, and thereafter an additional 6.25% of the shares per quarter over the second through fourth years of employment.

All new Associates are required to sign an "Employment, Confidential Information, Invention Assignment, and Arbitration Agreement" prepared by our attorneys as a condition of employment. Review the enclosed Employment, Confidential Information, Invention Assignment, and Arbitration Agreement form. Please wait to sign this agreement in the presence of a Cholestech Vice President or Human Resource Personnel.

                             CHOLESTECH CORPORATION
                           3347 INVESTMENT BOULEVARD
                             HAYWARD, CA 94545-3808
                       (510) 732-7200 FAX (510) 732-7227

Andrea J. Tiller
November 14, 1996
Page Two

Andrea, we are exited at the prospect of having you join us as Vice President of Finance and Chief Financial Officer. Please feel free to call me with any questions or comments you might have about the offer and to discuss.

I look forward to working with you and having you as a key member of the Cholestech senior management team.

Best regards,                                 Accepted by:


/s/ Warren E. Pinckert II                      /s/ Andrea J. Tiller
--------------------------------------        ---------------------------------
Warren E. Pinckert II                         Andrea J. Tiller
President and Chief Executive Officer

                                                  11/15/96
                                              ---------------------------------
                                              Date

cc:   Jack Castello
      Terry Thomas

Enclosure:   Employment, Confidential Information, Invention Assignment,
               and Arbitration Agreement.